THIS SEPARATION AGREEMENT, WAIVER AND FULL RELEASE (the “Agreement”) is made and entered into by and between Consolidated-Tomoka Land Co. (“Consolidated Tomoka” or the “Company”), including each of its past and present related entities including affiliated associations, employee benefit plans, insurers, subcontractors, successors and assigns, any and all past, current, and future board members, officers, directors, employees, and agents and all persons acting by, through, under, or in concert with any of them, both individually and as agents or representatives of these entities, and Robert F. Apgar (“Mr. Apgar” or the “employee”), 503 Victoria Hills Drive, DeLand, FL  32724 and his heirs, beneficiaries, assigns, and personal representatives.

WHEREAS, Consolidated Tomoka desires to end amicably Mr. Apgar’s employment with Consolidated Tomoka and to settle any existing or potential claims that the employee may have against Consolidated Tomoka, whether known or unknown as of this date, arising from his employment with Consolidated Tomoka, the parties agree as follows:

1.
Under the terms set forth in this Agreement and in consideration of Mr. Apgar’s commitments set forth below, Consolidated Tomoka shall pay to Mr. Apgar the sum of One hundred nine thousand two hundred twenty six ($109,226) dollars.  From these gross wages, Consolidated Tomoka will make all normal and required deductions from the pay of Mr. Apgar and such other deductions that Mr. Apgar may request.  This gross sum of $109,226 will be included as wages in the W-2 issued by Consolidated Tomoka  for Mr. Apgar for tax year 2009.  In addition, Consolidated Tomoka agrees that it will pay continued major medical/hospitalization insurance coverage for Mr. Apgar and his spouse pursuant to COBRA through June 30, 2010. Beginning July 1, 2010, Mr. Apgar may continue major medical/hospitalization insurance for he and his spouse pursuant to COBRA and the cost of this continued insurance will be the responsibility of Mr. Apgar. No other payments will be made to or on behalf of Mr. Apgar. These are payments that Mr. Apgar would not be entitled to except for the provisions in this Agreement. This Agreement will not affect Mr. Apgar’s right to his vested pension benefit, Section 401(k) Plan benefits and his deferred compensation benefit with Consolidated Tomoka.

2.           In consideration of the foregoing benefits:

(a)
Mr. Apgar waives and releases Consolidated Tomoka, each of its past and present related entities including affiliated associations, parent companies, employee benefit plans, including the 401(k) Plan, insurers, subcontractors, successors and assigns, and any and all of its and their past, current, and future officers, directors, employees, and agents and all persons acting by, through, under, or in concert with any of them, both individually and as agents or representatives of these entities of and from, all claims, rights, administrative charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Mr. Apgar has or could have made against Consolidated Tomoka through the date of signing this Agreement. Consolidated Tomoka waives and releases Mr. Apgar of and from all claims, rights, charges, and causes of action, both known and unknown, in law or in equity, of any kind or nature whatsoever that Consolidated Tomoka could have made against Mr. Apgar arising out of his employment with Consolidated Tomoka through the date of signing of this Agreement except for any conduct or acts by him that were or are a violation of any state or federal law. Mr. Apgar waives and releases Consolidated Tomoka of and from all claims, rights, charges and causes of action relating to or arising out of Mr. Apgar’s employment with, conditions of employment with, compensation by, or separation and/or termination of employment from Consolidated Tomoka, including, without limitation, any claims, rights, charges or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; the Florida Civil Rights Act of 1992, as amended; any Florida or federal Whistleblower laws; Florida Statutes, Sec.112.3187, 440.205, and 448.102 and any other federal or state law or local ordinance, including any suit in tort (including negligence and personal injury) or contract (whether oral, written or implied), or any other common law or equitable basis of action, except for any claim which may not lawfully be waived in this manner or a claim that arises in the future.

(b)
Mr. Apgar agrees to be reasonably available for twelve (12) months to answer questions that may arise regarding historical information or other issues related to the Company, but such information, statements, or discussions are not and will not be considered by the Company to be legal advice or consulting services.

(c)	Mr. Apgar agrees to resign from all Company positions including registered agent and any other Company related organizations.

(d)	Payment pursuant to this separation agreement will be made in a lump sum within two days after the rescission period has ended.

      (e)   Mr. Apgar’s last day will be December 31, 2009.

/s/WHM
/s/RFA

3.
Mutual Non-Disparagement Except as required by law, Mr. Apgar and Consolidated Tomoka agree to refrain from expressing (or causing others to express) to any third party, any derogatory or negative opinions, comments, ~~or~~ statements, or any other action of such a nature concerning Mr. Apgar and Consolidated Tomoka, including to friends, current or former employees, elected or appointed government officials, business associates, members of any bar association, customers, the press, or vendors, or suppliers of Consolidated Tomoka.

All calls regarding Mr. Apgar’s employment and work history with the Company shall be referred to the Human Resources Director, who will respond in accordance with this Agreement and existing Company policy except when otherwise required by law or governmental agency.

4.
Non-Admission. Neither this Agreement, nor anything contained in it, shall be construed as an admission by Mr. Apgar or by Consolidated Tomoka of any liability, wrongdoing or unlawful conduct whatsoever and Mr. Apgar and Consolidated Tomoka expressly deny engaging in any such conduct.

5.
Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

6.
Entire Agreement. This Agreement contains the entire understanding and agreement between the parties and shall not be modified or superseded except upon express written consent of the parties to this Agreement. This Agreement supersedes and renders null and void any previous agreements or contracts, whether written or oral, between Mr. Apgar and Consolidated Tomoka.

7.	Governing Law. The laws of the State of Florida shall govern this Agreement. Venue for any action under this Agreement will be in Volusia County, Florida.

8.
Arbitration.  In the event a dispute arises out of this Agreement, the parties agree to resolve all disputes through final and binding arbitration in accordance with the Rules of the American Arbitration Association. The prevailing party in any action to enforce the provisions of this Agreement will be entitled to an award of their attorneys’ fees and costs.

     9.           Opportunity to Consider and Confer. Mr. Apgar acknowledges that he:

(a)        has had the opportunity to consult with an attorney of his choice;

(b)	has been given a reasonable period of twenty-one (21) calendar days in which to consider signing this Agreement;

(c)	fully understands and is in complete agreement with all of the terms of this Agreement;

(d)       has signed this Agreement freely and voluntarily;

(e)       has not relied on any representation or statement made by Consolidated Tomoka or any of Consolidated Tomoka’s agents or employees, except those set forth in this Agreement.

(f )	This Agreement has a seven day rescission period after signing.

/s/WHM
 /s/RFA

IN WITNESS WHEREOF, and intending to be legally bound hereby, Consolidated Tomoka and Mr. Apgar hereby execute this Agreement by signing below voluntarily and with full knowledge of the significance of all of its provisions.

Executed at Daytona Beach, Florida, this 18th day of December, 2009.

Consolidated-Tomoka Land Co.

By: /s/William H. Munn
William H. McMunn, President

Sworn to and subscribed before me this 18th day of  December, 2009.  Such person did take an oath and:  (Notary must check applicable box).

☒ is/are personally known to me.

☐ produced a current driver's license as identification.

☐ produced _______________________ as identification.

                                                       By:/s/Linda Crisp
                                         SIGNATURE OF NOTARY

{Notary Seal must be affixed}

Executed at Daytona Beach, Florida, this 18th day of December, 2009.

By: /s/Robert F. Apgar
Robert F. Apgar

Sworn to and subscribed before me this 18th day of  December, 2009.  Such person did take an oath and:  (Notary must check applicable box).

☒ is/are personally known to me.

☐ produced a current driver's license as identification.

☐ produced _______________________ as identification.

                                                       By: /s/Linda Crisp
                                         SIGNATURE OF NOTARY

{Notary Seal must be affixed}

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